Exhibit 99.1

Smith Barney Warrington Fund L.P.
Annual Report December 31, 2006

CITIGROUP MANAGED FUTURES LLC

To the Limited Partners of
Smith Barney Warrington Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: Jennifer Magro
Chief Financial Officer and Director Citigroup Managed Futures LLC General Partner, Smith Barney Warrington Fund L.P.
Citigroup Managed Futures LLC 731 Lexington Avenue 25th Floor New York, N.Y. 10022 212-559-5046

Report of Independent Registered Public Accounting Firm

The Partners
Smith Barney Warrington Fund L.P.:

We have audited the accompanying statement of financial condition of Smith Barney Warrington Fund L.P. (the Partnership), including the condensed schedule of investments, as of December 31, 2006, and the related statements of income and expenses, changes in partners’ capital, and cash flows for the period from February 21, 2006 (commencement of trading operations) to December 31, 2006. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith Barney Warrington Fund L.P. as of December 31, 2006, and the results of its operations, changes in its partners’ capital and its cash flows for the period from February 21, 2006 to December 31, 2006, in conformity with U.S. generally accepted accounting principles.

New York, New York
March 22, 2007

Smith Barney Warrington Fund L.P.
Statement of Financial Condition
December 31, 2006

2006

Assets:
Equity in commodity futures trading account:
Cash (restricted $107,442,815) (Note 3c)	$294,427,713
Commodity options owned, at fair value (cost $13,305,700)	12,497,375
306,925,088
Interest receivable (Note 3c)	964,260
$307,889,348

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open futures positions	$1,183,902
Commodity options written, at fair value (premium $12,731,887)	6,966,925
Accrued expenses:
Brokerage commissions (Note 3c)	936,660
Management fees (Note 3b)	497,953
Administrative fees (Note 3a)	124,488
Professional fees	21,862
Other	1,219
Due to CGM for offering costs (Note 6)	14,012
Redemptions payable (Note 5)	822,920
10,569,941

Partners’ Capital (Notes 1 and 5):
General Partner, 1,831.1037 Unit equivalents outstanding	2,046,716
Special Limited Partner 693.5451 Redeemable Units of Limited Partnership Interest outstanding	775,210
Limited Partners, 263,473.5663 Redeemable Units of Limited Partnership Interest outstanding	294,497,481
297,319,407
$307,889,348

See accompanying notes to financial statements.

Smith Barney Warrington Fund L.P.
Condensed Schedule of Investments
December 31, 2006

	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Indices	$(1,183,902)	(0.40)%
Options Owned
Indices	12,497,375	4.20
Options Written
Indices	(6,966,925)	(2.34)

Total fair value	$4,346,548	1.46%

Percentages are based on Partner’s Capital unless otherwise indicated

See accompanying notes to financial statements.

Smith Barney Warrington Fund L.P.
Statement of Income and Expenses
for the period from February 21, 2006
(commencement of trading operations)
to December 31, 2006

2006
Income:
Net gains (losses) on trading of commodity interests:
Realized gains on closed positions and foreign currencies	$33,902,552
Net unrealized gains on open positions	3,772,736
37,675,288
Interest income (Note 3c)	8,158,695
45,833,983

Expenses:
Brokerage commissions including clearing fees of $668,811 (Note 3c)	9,469,977
Management fees (Note 3b)	4,315,467
Administrative fees (Note 3a)	1,078,868
Professional fees	33,106
Other Expenses	17,681
14,915,099
Net income before allocation to Special Limited Partner	30,918,884
Allocation to Special Limited Partner (Note 3b)	4,552,615
Net income available for pro rata distribution	$26,366,269
Net income per Redeemable Unit of Limited Partner Interest (Notes 1 and 5)	$117.75

See accompanying notes to financial statements.

Smith Barney Warrington Fund L.P.
Statements of Changes in Partner’s Capital
for the period from February 21, 2006
(commencement of trading operations)
to December 31, 2006

	Limited Partners	Special Limited Partner	General Partner	Total
Initial capital contributions, 1 Unit of Limited Partnership Interest and General Partner’s contribution representing 1 Unit equivalent	$1,000	$—	$1,000	$2,000
Proceeds from offering of 108,279.0000 Units of Limited Partnership Interest (Note 1) and 300 Special Limited Partnership Interest	108,279,000	300,000	—	108,579,000
Offering Costs (Note 6)	(75,000)	—	—	(75,000)
Opening Partnership Capital for operations	108,205,000	300,000	1,000	108,506,000
Sale of 160,816.4554 Redeemable Units of Limited Partnership Interest and General Partner’s contribution representing 1,830.1037 Unit equivalents	166,273,026	—	1,870,000	168,143,026
Allocation of 4,206.7494 Redeemable Units of Limited Partnership Interest to the Special Limited Partner	—	4,552,615	—	4,552,615
Redemption of 5,622.8891 Redeemable Units of Limited Partnership Interest	(6,087,391)	—	—	(6,087,391)
Redemption of 3,813.2043 Redeemable Units of Special Limited Partnership Interest	—	(4,161,112)	—	(4,161,112)
Net income available for pro rata distribution	26,106,846	83,707	175,716	26,366,269
Partner’s Capital at December 31, 2006	$294,497,481	$775,210	$2,046,716	$297,319,407

Net asset value per Redeemable Unit:

2006	$1,117.75

See accompanying notes to financial statements.

Smith Barney Warrington Fund L.P.
Statement of Cash Flows
for the period from February 21, 2006
(commencement of trading operations)
to December 31, 2006

2006
Cash flows from operating activities:
Net income	$26,366,269
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
(Increase) decrease in restricted cash	(107,442,815)
(Increase) decrease in commodity options owned at fair value	(12,497,375)
(Increase) decrease in interest receivable	(964,260)
(Increase) decrease on net unrealized depreciation on open futures positions	1,183,902
Increase (decrease) in options written, at fair value	6,966,925
Accrued expenses:
Increase (decrease) in brokerage commissions	936,660
Increase (decrease) in management fees	497,953
Increase (decrease) in administrative fees	124,488
Increase (decrease) in professional fees	21,862
Increase (decrease) in other	1,219
Net cash provided by (used in) operating activities	(84,805,172)
Cash flows from financing activities:
Proceeds from additions - Limited Partners	274,553,026
Proceeds from additions - Special Limited Partner	300,000
Proceeds from additions - General Partner	1,871,000
Allocation of Units - Special Limited Partner	4,552,615
Payments for redemptions - Special Limited Partner	(4,161,112)
Payments for redemptions - Limited Partners	(5,264,471)
Payment for offering costs	(60,988)
Net cash provided by (used in) financing activities	271,790,070
Net change in cash	186,984,898
Unrestricted Cash, at beginning of period	—
Unrestricted Cash, at end of period	$186,984,898

See accompanying notes to financial statements.

Smith Barney Warrington Fund L.P.
Notes to Financial Statements

1.	Partnership Organization:

Smith Barney Warrington Fund L.P. (the ‘‘Partnership’’) is a limited partnership which was formed on November 28, 2005, under the partnership laws of the State of New York to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options and forward contracts. The Partnership commenced trading on February 21, 2006. The commodity interests that are traded by the Partnership are volatile and involve a high degree of market risk. The Partnership privately and continuously offers up to 350,000 units of limited partnership interest (‘‘Redeemable Units’’) in the Partnership to qualified investors. There is no maximum number of units that may be sold by the Partnership.

Citigroup Managed Futures LLC acts as the general partner (the ‘‘General Partner’’) of the Partnership and commodity pool operator. The Partnership’s commodity broker is Citigroup Global Markets Inc. (‘‘CGM’’). CGM is an affiliate of the General Partner. The General Partner is wholly owned by Citigroup Global Markets Holdings Inc. (‘‘CGMHI’’), which is the sole owner of CGM. CGMHI is a wholly owned subsidiary of Citigroup Inc.

The General Partner and each limited partner share in the profits and losses of the Partnership in proportion to the amount of partnership interest owned by each except that no limited partner shall be liable for obligations of the Partnership in excess of their initial capital contribution and profits, if any, net of distributions.

The Partnership will be liquidated upon the first to occur of the following: December 31, 2025; when the Net Asset Value of a Redeemable Unit decreases to less than $400 per Redeemable Unit as of the close of business on any business day; a decline in net assets after trading commences to less than $1,000,000; or under certain circumstances as defined in the Limited Partnership Agreement.

2.	Accounting Policies:

a.	All commodity interests (including derivative financial instruments and derivative commodity instruments) are used for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded in the Statements of Financial Condition at fair value on the last business day of the year, which represents market value for those commodity interests for which market quotations are readily available. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing on the last business day of the year. Realized gains (losses) and changes in unrealized gains (losses) on open positions are recognized in the period in which the contract is closed or the changes occur and are included in net gains (losses) on trading of commodity interests.

b.	The Partnership may purchase and write (sell) options. An option is a contract allowing, but not requiring, its holder to buy (call) or sell (put) a specific or standard commodity or financial instrument at a specified price during a specified time period. The option premium is the total price paid or received for the option contract. When the Partnership writes an option, the premium received is recorded as a liability in the statements of financial condition and marked to market daily. When the Partnership purchases an option, the premium paid is recorded as an asset in the statements of financial condition and marked to market daily.

c.	Income taxes have not been provided as each partner is individually liable for the taxes, if any, on their share of the Partnership’s income and expenses.

d.	The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Smith Barney Warrington Fund L.P.
Notes to Financial Statements

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Partnership including selecting one or more advisors to make trading decisions for the Partnership. The Partnership will pay the General Partner a monthly administrative fee in return for its services to the Partnership equal to 1/24 of 1% (1/2 of 1% per year) of month-end Net Assets of the Partnership. Month-end Net Assets, for the purpose of calculating administrative fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees. This fee may be increased or decreased at the discretion of the General Partner.

b.	Management Agreement:

The General Partner, on behalf of the Partnership, has entered into a Management Agreement with Warrington Management L.P. (the ‘‘Advisor’’), a registered commodity trading advisor. Scott C. Kimple, the sole principal of Warrington is currently employed by CGM. As compensation for services, the Partnership pays the Advisor a monthly management fee of 1/6 of 1% (2% per year) of month-end Net Assets managed by the Advisor. Month-end Net Assets, for the purpose of calculating management fees are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of redemptions and incentive fees.

In addition, the Adviser is a Special Limited Partner of the Partnership and receives a quarterly Profit Share allocation to its capital account in the Partnership equal to 20% of new trading profits, as defined in the Management Agreement, earned on behalf of the Partnership during each calendar year in the form of Special Limited Partners Units.

c.	Customer Agreement:

The Partnership has entered into a Customer Agreement with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Partnership’s account in accordance with orders placed by the Advisor. The Partnership is obligated to pay a monthly brokerage fee to CGM equal to 5/16 of 1% (3.75% per year) of month-end Net Assets. Month-end Net Assets, for the purpose of calculating commissions are Net Assets, as defined in the Limited Partnership Agreement, prior to the reduction of accrued expenses and redemptions payable. A portion of this fee is paid to employees of CGM who have sold Redeemable Units of the Partnership. This fee does not include exchange, give-up, user, clearing, floor brokerage and National Futures Association fees which will be borne by the Partnership. All of the Partnership’s assets are deposited in the Partnership’s account at CGM. The Partnership’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2006, the amount of cash held for margin requirements was $107,442,815. CGM will pay the Partnership interest on 80% of the average daily equity maintained in cash in its account during each month at a 30-day U.S. Treasury Bill rate determined weekly by CGM based on the average non-competitive yield on 3-month U.S. Treasury Bills maturing in 30 days from the date on which such weekly rate is determined. The Customer Agreement between the Partnership and CGM gives the Partnership the legal right to net unrealized gains and losses. The Customer Agreement may be terminated by either party.

4.	Trading Activities:

The Partnership was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity instruments. The results of the Partnership’s trading activities are shown in the Statements of Income and Expenses.

All of the commodity interests owned by the Partnership are held for trading purposes. The average fair value during the years ended December 31, 2006, based on a monthly calculation, was $2,259,297.

Smith Barney Warrington Fund L.P.
Notes to Financial Statements

5.	Distributions and Redemptions:

Distributions of profits, if any, will be made at the sole discretion of the General Partner; however, a limited partner may redeem all or some of their Redeemable Units (minimum ten Redeemable Units) at the Net Asset Value thereof as of the last day of any month on ten days written notice to the General Partner, provided that no redemption may result in the limited partner holding fewer than ten Redeemable Units after such redemption is effected.

6.	Offering and Organization Costs:

Offering and organization costs of $75,000 relating to the issuance and marketing of the Partnership’s Redeemable Units offered were initially paid by CGM. These costs have been recorded as due to CGM in the statement of financial condition. These costs are being reimbursed to CGM by the Partnership in 12 monthly installments (together with interest at the prime rate quoted by JPMorgan Chase & Co.).

As of December 31, 2006, $60,988 of these costs have been reimbursed to CGM by the Partnership. In addition, the Partnership has recorded interest expense of $2,879 through December 31, 2006, which is included in other expenses.

The remaining liability for these costs due to CGM of $14,012 (exclusive of interest charges) will not reduce Net Asset Value per Redeemable Unit for any purpose other than financial reporting, including calculation of advisory and brokerage fees and the redemption value of Redeemable Units.

7.	Financial Highlights:

Changes in the Net Asset Value per Redeemable Unit of Limited Partnership Interest for the period from February 21, 2006 (commencement of trading) to December 31, 2006 is as follows.

2006
Net realized and unrealized gains*	$127.96
Interest income	34.65
Expenses**	(44.17)
Increase for the period	118.44
Net asset value per Redeemable Unit, beginning of period	1,000.00
Offering cost adjustment	(0.69)
Net asset value per Redeemable Unit, end of period	$1,117.75
Redemption/subscription value per Redeemable Unit versus net asset value per Redeemable Unit	0.03
Redemption/subscription value per Redeemable Unit, end of period***	$1,117.78
*	Includes brokerage commissions.
**	Excludes brokerage commissions.
***	For the purpose of a redemption/subscription, any remaining accrued liability for reimbursement of offering and organization costs will not reduce redemption/subscription net asset value.

Smith Barney Warrington Fund L.P.
Notes to Financial Statements

7.	Financial Highlights (continued):

2006
Ratios to Average Net Assets:
Net investment loss before incentive fees***	(3.3)%
Operating expenses	7.2%
Incentive fees	1.9%
Total expenses	9.1%
Total return:
Total return before incentive fees	13.5%
Incentive fees	(1.7)%
Total return after incentive fees	11.8%
***	Interest income less total expenses (exclusive of incentive fees).

The above ratios may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.

8.	Financial Instrument Risks:

In the normal course of its business, the Partnership is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures and options, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash flows, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (‘‘OTC’’). Exchange traded instruments are standardized and include futures and certain option contracts. OTC contracts are negotiated between contracting parties and include forwards and certain options. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Partnership due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. Credit risk with respect to exchange traded instruments is reduced to the extent that an exchange or clearing organization acts as a counterparty to the transactions. The Partnership’s risk of loss in the event of counterparty default is typically limited to the amounts recognized in the statements of financial condition and not represented by the contract or notional amounts of the instruments. The Partnership has credit risk and concentration risk because the sole counterparty or broker with respect to the Partnership’s assets is CGM.

The General Partner monitors and controls the Partnership’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Partnership is subject. These monitoring systems allow the General Partner to statistically analyze actual trading results with risk adjusted

Smith Barney Warrington Fund L.P.
Notes to Financial Statements

performance indicators and correlation statistics. In addition, on-line monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of December 31, 2006. However, due to the nature of the Partnership’s business, these instruments may not be held to maturity.

CITIGROUP MANAGED FUTURES LLC
731 Lexington Avenue • 25th Floor
New York, NY 10022-4614

Publication #7

©	2006 Citigroup Global Markets Inc. All rights reserved.
Smith Barney is a division and service mark of Citigroup Global Markets Inc. and its affiliates and is used and registered throughout the world. CITIGROUP and the Umbrella Device are trademarks and service marks of Citicorp Inc. or its affiliates and are used and registered throughout the world.